Exhibit 5.1

December 16, 2008

Board of Directors
Benchmark Electronics, Inc.

Ladies and Gentlemen:

I have acted as Legal Counsel to Benchmark Electronics, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to $20,000,000 of deferred compensation obligations of the Company (the “Deferred Compensation Obligations”) issuable pursuant to the Company’s Deferred Compensation Plan (the “Plan”).

I have examined such corporate records, certificates and other documents that I considered necessary or appropriate for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

I am admitted to practice in the State of Texas, and I express no opinion as to matters governed by any law other than the laws of the State of Texas and the Federal laws of the United States of America.

Based upon the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as I deemed relevant, I am of the opinion that when, and if, issued pursuant to the terms of the Plan, the Deferred Compensation Obligations were, or will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Kenneth S. Barrow
Vice President and General Counsel